Exhibit 21.1
SUBSIDIARIES OF NATIONAL CINEMEDIA, INC.

National CineMedia, LLC, a Delaware limited liability company
NCMI II, LLC, a Delaware limited liability company

NCM Blocker Parent, LLC, a Delaware limited liability company

NCM Blocker Sub 1, LLC, a Delaware limited liability company

NCM Blocker Sub 2, LLC, a Delaware limited liability company